Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows:

     1. Add the following section to the Contract following the Section entitled Surrender Fee:

        SPIA Surrenders

        No "Surrender Fee" is deducted from any portion of the Individual Account which is paid as a premium for a Single Premium Immediate Annuity issued by Aetna or one of its affiliates, provided that the "Right to Cancel" under such other annuity contract is not exercised by the contract holder of such other annuity contract. An exercise of the "Right to Cancel" under such other annuity contract shall be treated as a Reinstatement under this Contract of the amount surrendered, and, at the option of the Participant, may then be withdrawn subject to any Surrender Fee applicable to this Contract at the time the Individual Account Value was first applied toward such other annuity contract. Under the circumstances described in the preceding sentence, this Contract's Reinstatement Provision shall apply notwithstanding the conditions contained within such provision that would otherwise limit its availability to: (1) full surrenders of this Contract, and (2) a one-time only basis.

     2. The following provisions will replace the "Estate Conservation Option"
     (ECO)" and the "Systematic Withdrawal Option (SWO)" provisions found in the Contract.

        Systematic Distribution Options

        Without further amendment of this Contract, Aetna may, from time to time, establish and make available for election by the Participant, one or more Individual Account systematic distribution options (SDO). When an SDO election is in effect as to any Individual Account, automatic withdrawals will be made from the Individual Account. No Surrender Fees apply to such automatic withdrawals made under an SDO. A Market Value Adjustment may apply depending on the terms of the SDO.

     Any SDO offered by Aetna will be subject to the following criteria:

        (a) any SDO established by Aetna will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

        (b) the availability of any SDO may be limited by terms and conditions applicable to the election of such SDO; and

        (c) Aetna may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any Individual Accounts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.


     Endorsed and made a part of this Contract and Certificate on the date, after any required state approval, as of which it is issued by Aetna.


                                        /s/ Dan Kearney

                                        President
                                        Aetna Life Insurance and Annuity Company

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